Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fulcrum Therapeutics, Inc. 2016 Stock Incentive Plan, as amended, 2019 Stock Incentive Plan, and 2019 Employee Stock Purchase Plan of our report dated May 1, 2019 (except for Note 14(c), as to which the date is July 8, 2019), with respect to the consolidated financial statements of Fulcrum Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-232260) and related Prospectus of Fulcrum Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 26, 2019